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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                               Neogen Corporation
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                   640491-10-6
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                                 (CUSIP Number)


                                December 31, 2002
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 640491-10-6
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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
                Herbert D. Doan
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 2.  Check the Appropriate Box if a Member of a Group (See Instructions)
         (a) [ ]
         (b) [ ]
                Not Applicable
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 3.  SEC Use Only

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 4.  Citizenship or Place of Organization
                USA
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Number of       5. Sole Voting Power
Shares                                    314,888
                ----------------------------------------------------------------

Beneficially    6. Shared Voting Power
Owned by                                  0
                ----------------------------------------------------------------
Each            7. Sole Dispositive Power
Reporting                                 314,888
Person          ----------------------------------------------------------------

With            8. Shared Dispositive Power
                                          0
                ----------------------------------------------------------------

 9.  Aggregate Amount Beneficially Owned by Each Reporting Person
                314,888
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 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)
                Not Applicable                                            [ ]
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 11. Percent of Class Represented by Amount in Row (9)
                                                                        5.16%
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 12. Type of Reporting Person (See Instructions)
                                                                           IN
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Item 1.  (a) Name of Issuer
                Neogen Corporation

         (b) Address of Issuer's Principal Executive Offices
                620 Lesher Place, Lansing, Michigan 48912

Item 2.  (a) Name of Person Filing
                Herbert D. Doan

         (b) Address of Principal Business Office or, if none, Residence 1018 E. Main Street, Midland, Michigan 48640

         (c) Citizenship
                USA

         (d) Title of Class of Securities
                Common Stock

         (e) CUSIP Number
                640491-10-6

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Item 3.   If this statement is filed pursuant to ss.ss.240.13d-1(b) or
          240.13d-2(b) or (c), check whether the person filing is a:
                           Not Applicable

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

         (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

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Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
         Item 1.
         (a) Amount beneficially owned:              314,888.
         (b) Percent of class:                       5.16%.
         (c) Number of shares as to which the person has:
                  (i)    Sole power to vote or to direct the vote:  314,888.
                  (ii)   Shared power to vote or to direct the vote:  0.
                  (iii) Sole power to dispose or to direct the disposition of: 314,888.
                  (iv) Shared power to dispose or to direct the disposition of: 0.

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
                           Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
                           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
                           Not Applicable

Item 8.  Identification and Classification of Members of the Group
                           Not Applicable

Item 9.  Notice of Dissolution of Group
                           Not Applicable

Item 10. Certification
                           Not Applicable

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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      February 14, 2003
                                                  -------------------------
                                                            Date


                                                     /s/ Herbert D. Doan
                                                  -------------------------
                                                          Signature


                                                       Herbert D. Doan
                                                  -------------------------
                                                         Name/Title